Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-42486, 333-97755, and 333-101401), and on Forms S-8 (No. 033-63789, 333-42484, 333-141911, 333-141912, 333-154165, 333-179605, 333-198790, and 333-214572) of Cyanotech Corporation of our report (which contains an explanatory paragraph relating to Cyanotech Corporation's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated June 20, 2025 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BPM LLP

Walnut Creek, California

June 20, 2025